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                                                                    EXHIBIT 10.4

                       Summary of Severance Arrangements

         Golden Star Resources Ltd. has arrangements with Richard Q. Gray, Senior Vice President and Chief Operating Officer, and Allan J. Marter, the Company's Senior Vice President and Chief Financial Officer, regarding severance to be paid under certain circumstances. Under these arrangements, Mr. Gray's or Mr. Marter's employment can be terminated by the Company upon three-months written notice or, at the Company's option, upon payment of a lump sum equal to three months salary.

         If Mr. Gray's or Mr. Marter's employment is terminated in the event of a change in control of the Company, he is entitled to payment of a lump sum equal to three months salary plus one additional month's salary for each full year of employment by the Company. "Change in control" is defined to include:
(i) the acquisition by any person of a sufficient number of the outstanding voting securities of the Company to materially affect the control of the Company; (ii) a majority of the Board of the Company shall be individuals who are not nominated by the Board of the Company; (iii) merger or consolidation of the Company with any person (and the Company is not the surviving corporation);
(iv) all or substantially all of the assets of the Company are acquired by another person; or (v) Mr. Gray's or Mr. Marter's respective office, station or duties are materially reduced or adversely changed as a result of the occurrence of one of the events mentioned above.